UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2014

Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51333 (Commission file Number)	32-0047154 (IRS Employer Identification Number)
900 North McCarthy Blvd. Milpitas CA (Address of principle executive offices)		95035 (Zip Code)
(669) 900-8000 (Registrant’s telephone no., including area code)
Not Applicable (Form Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On November 12, 2014, the Board of Directors of Silicon Graphics International Corp. (“SGI” or the “Company”) extended through December 31, 2015 the Company’s stock repurchase program, authorizing the Company to buy back up to $30 million in SGI common stock.  The Company’s board of directors previously had authorized in January 2013 the repurchase of up to $15 million in SGI common stock and had increased that amount to $30 million in November 2013, extending the program to December 31, 2014.  Under the terms of the repurchase program, the Company may repurchase its common stock in the open market or through negotiated transactions, including Rule 10b5-1 trading plans that would enable the Company to repurchase shares outside of normal trading windows. The timing of repurchases and the number of shares to be repurchased will depend on market conditions.  The stock repurchase program may be suspended or terminated at any time at the Company’s discretion.

To date, the Company has repurchased approximately 1.6 million common shares outstanding or approximately 4.6% of its common stock for a total cost of approximately $18.0 million.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.
Dated: November 18, 2014	By:	/s/ Jennifer W. Pileggi
Jennifer W. Pileggi
Senior Vice President, General Counsel and
Corporate Secretary